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                                                                    EXHIBIT 10.9


                              EMPLOYMENT AGREEMENT

         Employment Agreement dated as of ____________, 1998 between DAVID A. BUDDEMEYER (the "Executive") and LODGIAN, INC., a Delaware corporation (the "Company").

                                    RECITALS

         The Company desires to employ the Executive as Chief Executive Officer, and the Executive desires to accept such employment, for the term and upon the other conditions hereinafter set forth.

         As a condition of entering into this Agreement, the Executive agrees to waive the Executive's rights, if any, against the Company and any predecessor company under (i) any employment agreement and (ii) any other plan, arrangement or agreement of any kind that provides any form of severance payments.

         The parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company.

                             STATEMENT OF AGREEMENT

         1. Employment The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

         2. Term. The Executive shall be considered an at-will employee and his employment may be terminated by either party subject to the obligations of the parties upon such termination as may be set forth hereinafter.

         3. Position and Duties

            (a) Position. The Executive will be employed as the Chief Executive Officer of the Company or in such other executive and managerial capacities as determined by the Board of Directors of the Company (the "Board").

            (b) Business Time. During the term of this Agreement, the Executive agrees to devote his full business time during normal business hours to the business and affairs of the Company and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for:


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                 (i)  time spent managing his personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and

                 (ii) periods of vacation to which he is entitled.

            (c) Duties. During the term of this Agreement, the Executive shall perform the duties normally associated with his position as Chief Executive Officer and consistent with the Company's Bylaws and such other duties as may be requested by the Board from time to time.

            (d) Co-Chairman. As long as the Executive is employed the Company and serves on the Company's Board of Directors, he shall have the position as Co-Chairman. In the event he is no longer employed by the Company hereunder, he shall resign as a member of the Board and as Co-Chairman.

         4. Place of Performance. The Executive shall perform his duties and conduct his business at the principal executive offices of the Company, except for required travel on the Company's business.

         5. Salary and Annual Bonus.

            (a) Base Salary. The Executive shall receive a base salary (the "Base Salary") payable in equal bi-weekly installments at an annual rate of $405,000. The Company will review the Base Salary periodically and in light of such review may increase (but not decrease) the Base Salary taking into account any change in the Executive's responsibilities, increases in compensation of other executives with comparable responsibilities, performance of the Executive and other pertinent factors, and such adjusted Base Salary shall then constitute the "Base Salary" for purposes of this Agreement. Neither the Base Salary nor any increase in the Base Salary after the date hereof shall serve to limit or reduce any other obligation of the Company hereunder.

            (b) Annual Bonus. The Company shall provide the Executive with an annual bonus plan providing the Executive with an opportunity to earn an annual bonus equal to one hundred percent (100%) (the "Bonus") of his Base Salary if the Company achieves for the relevant year certain financial targets established pursuant to such plan.

         6. Vacation, Holidays and Sick Leave. During the term of this Agreement, the Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company's standard policies for its similarly situated executives.

         7. Business Expenses. The Executive shall be reimbursed for all ordinary and necessary business expenses incurred by him in connection with his employment upon timely submission by the Executive of receipts and other documentation as required by the Internal Revenue Code and in conformance with the Company's normal procedures.


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         8.  Pension and Welfare Benefits. During the term of this Agreement, the Executive shall be eligible to participate fully in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements available to similarly situated executives of the Company generally.


         9. Stock Options. The Company, pursuant to the terms of its stock option plan, may grant to the Executive, nonqualified stock options, incentive stock options or a combination thereof to purchase a number of shares of common stock.


         10. Termination of Employment.

             (a) Death or Disability.

                 (i) The Executive's employment hereunder shall automatically terminate upon the death of the Executive.

                 (ii) The Company may terminate the Executive's employment upon the Executive's Disability by giving to the Executive written notice of its intention to terminate his employment, and his employment with the Company shall terminate effective on the ninetieth (90th) day after receipt of such notice if the Executive shall fail to return to full-time performance of his duties within ninety (90) days after such receipt.

             For the purposes of this Agreement, "Disability" means:

                       (1) the inability of the Executive to perform his duties
                 under this Agreement for a period of ninety (90) consecutive days due to accident, illness or any other physical or mental incapacity, or

                       (2) a disability of the Executive within the meaning of
                 Section 72(m)(7) of the Internal Revenue Code, that is, the Executive is unable to engage in any substantial gainful activity with the Company or any other employer, by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration, or

                       (3) the Executive becomes entitled to:

                           (A) disability retirement benefits under the Federal Social Security Act, or

                           (B) receive benefits under any long-term disability plan or policy maintained by the Company.


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             (c) Termination by the Company. The Company may terminate the
         Executive's employment hereunder at any time, whether or not for Cause. For purposes of this Agreement, "Cause" means:

                 (i) the failure or refusal by the Executive to perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), which has not ceased within ten (10) days after a written demand for substantial performance is delivered to the Executive by the Company, which demand identifies the manner in which the Company believes that the Executive has not performed such duties,

                 (ii) the engaging by the Executive in willful misconduct or an act of moral turpitude which is materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct which violates Section 13 hereof) or

                 (iii) the conviction of the Executive of, or the entering of a plea of nolo contendere by, the Executive with respect to, a felony.

             (d) Termination by the Executive. The Executive shall be entitled to terminate his employment hereunder:

                 (i)   for Good Reason,

                 (ii) if his health should become impaired to an extent that makes his continued performance of his duties hereunder hazardous to his physical or mental health, provided that the Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request, the Executive shall submit to an examination by a doctor selected by the Company and such doctor shall have concurred in the conclusion of the Executive's doctor or

                 (iii) without the Executive's express written consent, any failure by the Company to comply with any material provision of this Agreement, which failure has not been cured within ten (10) days after written notice of such noncompliance has been given by the Executive to the Company.

                 For purposes of this Agreement, "Good Reason" shall mean the occurrence, during the term of this Agreement, of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:


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                       (A) any material diminution in the Executive's
                 authorities or responsibilities (including reporting responsibilities) or from his status, title, position or responsibilities (including reporting responsibilities); the assignment to him of any duties or work responsibilities which are inconsistent with such status, title, position or work responsibilities; or any removal of the Executive from, or failure to reappoint or reelect him to any of such positions, except if any such changes are because of Disability, retirement, death or Cause;

                       (B) a reduction by the Company in the Executive's Base
                 Salary or Bonus as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any Person (as defined
                 Section 10(h) below) in control of the Company;

                       (C) the relocation of the Executive's place of employment
                 to a location more than fifty (50) miles from its present location, except for required travel on the Company's business;

                       (D) the failure by the Company, without the Executive's
                 consent, to pay to the Executive any portion of the Executive's current compensation;

                       (E) the failure by the Company to provide the Executive
                 with benefits substantially similar to benefits provided to other senior executives of the Company under any of the Company's pension, life insurance, medical, health and accident, or disability plans;

                       (F) any purported termination of the Executive's
                 employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 10(f) below; for purposes of this Agreement, no such purported termination shall be effective.

                 The Executive's continued employment for sixty (60) days following any act or failure to act constituting Good Reason hereunder without the delivery of a Notice of Termination shall constitute consent to, and a waiver of rights with respect to, such act or failure to act.

             (e) Voluntary Resignation. Should the Executive wish to resign from his position with the Company or terminate his employment for other than Good Reason during the term of this Agreement, the Executive shall give sixty (60) days written notice to the Company ("Notice Period"), setting forth the reasons and specifying the date as of which his resignation is to become effective. During the Notice Period, the Executive shall cooperate fully with the Company in achieving a smooth transition of the Executive's duties and responsibilities to such person(s) as may be designated by the Company. The Company reserves the right to accelerate the Date of Termination by giving the Executive notice and payment of amounts due to the Executive under Section


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         5(a) and, to the extent applicable, Section 5(b) for the balance of the
         Notice Period. The Company's obligation to continue to employ the Executive or to continue payment of the amounts described in the preceding sentence shall cease immediately if: (1) the Executive has not satisfied his obligations to cooperate fully with a smooth transition or (2) the Company has grounds to terminate the Executive's employment immediately for Cause.

             (f) Notice of Termination. Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 17. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

             (g) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated because of death, the date of the Executive's death, (ii) if the Executive's employment is terminated for Disability, the date Notice of Termination is given, (iii) if the Executive's employment is terminated pursuant to Subsection (c), (d) or
         (e) hereof or for any other reason (other than death or Disability), the date specified in the Notice of Termination which shall not be less than sixty (60) days from the date such Notice of Termination is given.

             (h) Change in Control. For purposes of this Agreement, a Change in Control of the Company shall have occurred if

                 (i) any person (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee) (the Company, all Subsidiaries, and such employee benefit plans and trustees acting as trustees being hereafter referred to as the "Company Group"), but including a 'group' as defined in Section 13(d)(3) of the Exchange Act (a "Person"), becomes the beneficial owner of shares of the Company having at least forty percent (40%) of the total number of votes that may be cast for the election of directors of the Company (the "Voting Shares"); provided that no Change of Control will occur as a result of an acquisition of stock by the Company Group which increases, proportionately, the stock representing the voting power of the Company beneficially owned by such Person above forty percent (40%) of the voting power of the Company, and provided further that if such Person acquires beneficial ownership of stock representing more than forty percent (40%) of the voting power of the Company by reason of share purchases by the Company Group, and after such share purchases by the Company Group acquires any additional shares representing voting power of the Company, then a Change of Control shall occur;


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                 (ii)  the shareholders of the Company shall approve any merger or other business combination of the Company, sale of the Company's assets or combination of the foregoing transactions (a "Transaction") other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity; or

                 (iii) within any 24-month period, the persons who were
             directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that any director who was not a director as of the effective date of this Plan shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this clause (iii); and provided that any director elected to the Board to avoid or settle a threatened or actual proxy context shall in no event be deemed to be an Incumbent Director.

             (i) Return of Property. When the Executive ceases to be employed by the Company, the Executive will promptly surrender to the Company all Company property, including without limitation, all records and other documents obtained by him or entrusted to him during the course of his employment with the Company provided, however, that the Executive may retain copies of such documents as necessary for the Executive's personal records for federal income tax purposes.

         11. Compensation During Disability; Death or Upon Termination.

             (a) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to receive his Base Salary at the rate then in effect for such period until his employment is terminated pursuant to Section 10(a)(ii) hereof, provided that payments so made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive with respect to such period under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

             (b) If the Executive's employment is terminated by his death or Disability, the Company shall pay (i) any Base Salary due to the Executive under Section 5(a) through the date of such termination and
         (ii) if the Executive's Date of Termination is after June 30 of the fiscal year in which the Date of Termination occurs, an amount equal to the Bonus he would have received for the fiscal year that ends on or immediately after the Date of Termination, assuming the Company achieved the lowest target level for which a bonus is paid under the plan described in Section 5(b), prorated for the period beginning


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         on the first day of the fiscal year in which occurs the Date of
         Termination through the Date of Termination.

             (c) If the Executive's employment is terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement.

             (d) If following a Change in Control (A) the Company terminates the Executive's employment without Cause, or (B) the Executive terminates his employment for Good Reason or under clause (iii) of Section 10(d) hereof, then

                 (i) the Company shall pay the Executive his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due;

                 (ii) the Company shall pay the Executive, in a lump sum, two and one-half times his Base Salary at the rate in effect of the Date of Termination;

                 (iii) the Company shall pay the Executive, in a lump sum, an amount equal to the greater of: (I) the Executive's Bonus that would have been paid for the period beginning on the last day of the fiscal year in which the Date of Termination occurs or (II) the average of the Executive's Bonus payable for the three fiscal years immediately preceding the fiscal year in which occurs the Date of Termination;

                 (iv) provided that there are no adverse tax consequences, the Company shall continue coverage for the Executive, on the same terms and conditions as would be applicable if the Executive were an active Employee, under the Company's life insurance, medical, health and similar welfare benefit plans (other then group disability benefits) for a period of twelve (12) months. Benefits otherwise receivable by the Executive pursuant to this Section 11(d)(iv) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the period during which the Company is required to provide such benefits, and the Executive shall report any such benefits actually received by him to the Company. In lieu of continued participation in life insurance, medical, health and similar welfare benefit plans, the Executive may elect by written notice delivered to the Company prior to the Date of Termination, to receive an amount equal to the annual cost to the Company (based on premium rates) of providing such coverage. In the event that adverse tax consequences would result from the continuation of benefits under this Section 11(d)(iv), the Company may pay to the Executive an amount equal to the annual cost to the Company (based on premium rates) of providing such coverage;


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                 (v)   the payments provided for in this Section 11(d) (other
             than Section 11(d)(iv)) shall be made not later than the thirtieth
             (30th) day following the Date of Termination. At the time that payments are made under this Section 11(d), the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement); and

                 (vi) any unvested, outstanding stock options or other equity-based incentive shall fully vest as of the Date of Termination.

             (e) If, prior to any Change of Control, the Executive terminates his employment under clause (iii) of Section 10(d) hereof or the Company terminates the Executive's employment without Cause, then

                 (i) the Company shall pay the Executive his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due;

                 (ii) the Company shall pay the Executive two and one-half times his Base Salary at the rate in effect at termination; such amount to be paid in substantially equal monthly installments during the period commencing with the month immediately following the month in which the Date of Termination occurs or in a lump sum payment, as decided by the Company;

                 (iii) if the Executive's Date of Termination is after June 30 of the fiscal year in which occurs the Date of Termination, the Company shall pay the Executive his Bonus prorated for the period beginning on the first day of the fiscal year in which occurs the Date of Termination through the Date of Termination;

                 (iv) provided that there are no adverse tax consequences, the Company shall continue coverage for the Executive, on the same terms and conditions as would be applicable if the Executive were an active Employee, under the Company's life insurance, medical, health and similar welfare benefit plans (other then group disability benefits) for a period of twelve (12) months. Benefits otherwise receivable by the Executive pursuant to this Section 11(d)(iv) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the period during which the Company is required to provide such benefits, and the Executive shall report any such benefits actually received by him to the Company. In lieu of continued participation in life insurance, medical, health and similar welfare benefit plans, the Executive may elect by written notice delivered to the Company prior to the Date of Termination,


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             to receive an amount equal the annual cost to the Company (based on premium rates) of providing such coverage. In the event that adverse tax consequences would result from the continuation of benefits under this Section 11(d)(iv), the Company may pay to the Executive an amount equal to the annual cost to the Company (based on premium rates) of providing such coverage;

                 (v) benefits otherwise receivable by the Executive pursuant to clause (iv) of this Section 11(e) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the period which the Company is required to provide such benefits, and the Executive shall report any such benefits actually received by him to the Company;

                 (vi) the payments made to the Executive under Section 11(e) hereof may not be reduced by the amount of payments provided for by any subsequent employer of the executive for a position obtained after the Date of Termination; and

                 (vii) any unvested, outstanding stock options and other equity based incentive shall fully vest as of the Date of Termination.

             (f) If the Executive experiences a termination under Section 11(d) or 11(e) hereof, until the Executive finds another full-time position or for 6 months, whichever is earlier, the Company shall provide the Executive with professional outplacement services of the Executive's choosing and shall reimburse the Executive documented incidental outplacement expenses directly related to the Executive's job search such as resume mailing, interview trips, and clerical support, subject to a maximum cost of $10,000 for such outplacement services and incidental expenses. The Executive's choice of professional outplacement services is subject to the Company's reasonable prior approval. If the Company has not approved or disapproved of the Executive's choice within ten (10) business days of receiving notice of such choice, the Company will be deemed to have given its approval. Any disapproval by the Company will be in writing and will state the basis for such disapproval. The Executive will not be entitled to receive cash in lieu of the professional outplacement services provided pursuant to this Section.

             (g) If the Executive shall terminate his employment under clause
         (ii) of Section 10(d) hereof, the Company shall pay the Executive his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement.

         12. Successors: Binding Agreement.

             (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.


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             (b) This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

         13. Confidentiality and Non-Solicitation Covenants.

             (a) All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Executive while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned to him by the Company, the Executive will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets. As used herein, "Confidential Information" means data and information relating to the business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through its relationship to the Company and which has value to the Company and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where public disclosure) has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. The provisions in the Agreement restricting the use of Confidential Information shall survive for a period of one (1) year following termination of this Agreement. As used herein, "Trade Secrets" means information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The provisions of this Agreement restricting the use of Trade Secrets shall survive termination of this Agreement for so long as is permitted by the Georgia Trade Secrets Act of 1990, O.C.G.A. ss.ss. 10-1-760-10-1-767.


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             (b) Upon request by the Company, and in any event upon termination of the employment of the Executive with the Company for any reason, as a prior condition to receiving any final compensation hereunder, the Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Executive's custody, control or possession.

             (c) The Executive agrees that during the period he is employed hereunder and for a period of one (1) year after termination of this Agreement, he will not, either directly or indirectly, on the Executive's own behalf or in the service of or on behalf of others, solicit or divert, or attempt to solicit or divert, to a Competing Business, any individual or entity which was an actual or actively sought prospective client or customer of the Company and with whom the Executive had material contact during the Executive's last year of employment with the Company. The Executive agrees that during the period he is employed hereunder and for a period of one (1) year after termination of this Agreement, he will not, either directly or indirectly, on the Executive's own behalf or in the service of or on behalf of others, solicit or divert, or attempt to solicit or divert, to any Competing Business any person employed by the Company or an affiliate, whether or not such employee is a full-time employee or a temporary employee of the Company or an affiliate and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will. As used herein, "Competing Business" means any person, firm, corporation, joint venture or other business entity which is engaged in a business that competes directly or indirectly with the Company.

             (d) Without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in this Section 13, it is expressly agreed by the Executive and the Company that such other remedies cannot fully compensate the Company for any such violation and that the Company shall be entitled to injunctive relief, without the necessity of proving actual monetary loss, to prevent any such violation or any continuing violation thereof. Each party intends and agrees that if in any action before any court or agency legally empowered to enforce the covenants contained in this Section 13, any term, restriction, covenant or promise contained herein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency. The covenants contained in Section 13 shall survive the conclusion of the Executive's employment by the Company.

         14. Certain Further Payments by the Company.

             (a) Tax Reimbursement Payment. In the event that any amount or benefit paid or distributed to the Executive by the Company or any affiliated company, whether pursuant to this Agreement or otherwise (collectively, the "Covered Payments"), is or becomes subject to the tax (the "Excise Tax") imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, the Company shall pay to the Executive, at the time specified in Section 14(e) below, the Tax Reimbursement Payment (as defined below). The Tax Reimbursement is defined as an amount, which when added to the Covered Payments and reduced by any Excise Tax on the Covered Payments and any federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Agreement (but without reduction for any federal, state or local income or employment tax on such Covered Payments), shall be equal to the sum of (i) the amount of the Covered Payments, and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is to be made.

             (b) Determining Excise Tax. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                 (i) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the opinion of the Company's independent certified public accountants, which, in the case of Covered Payments made after the Change of Control, shall be the Company's independent certified public accounts appointed prior to the Change of Control, or tax counsel selected by such accountants (the "Accountants"), such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax,

                 (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code, and

                 (iii) if the Covered Payments exceed the amount allowed under
             Code Section 280G(d)(2), the Executive may elect one of the following:

                       (A) the Company will adjust the Covered Payments by the
                 amount of excise tax due as a result of excess payment amount under Code Section 280G; or

                       (B) the Covered Payments may be reduced by the amount
                 which exceeds the limit on Code Section 280G.

             (c) Applicable Tax Rates and Deductions. For purposes of determining the amount of the Tax Reimbursement Payment, the Executive shall be deemed:

                 (i) to pay federal income taxes at the highest applicable marginal rate of federal income taxes for the calendar year in which the Tax Reimbursement Payment is to be made,

                 (ii) to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Executive's adjusted gross income), and

                 (iii) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Tax Reimbursement Payment in the Executive's adjusted gross income.

             (d) Subsequent Events. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that has been paid to the Executive or to federal, state or local tax authorities on the Executive's behalf and that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied.

                 In the event that the Excise Tax is later determined by the Accountants to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess which Tax Reimbursement Payment shall include any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

             (e) Date of Payment. The portion of the Tax Reimbursement Payment attributable to a Covered Payment shall be paid to the Executive or to a "rabbi" trust established by the Company prior to the Change of Control Date within ten (10) business days following the payment of the Covered Payment. If the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Executive an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (which Tax Reimbursement Payment shall include interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than forty-five (45) calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall be repaid or refunded pursuant to the provisions of Section 16(d) above.

         15. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and on the Effective Date shall supersede all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

         16. Amendment or Modification. Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

         17. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

             To Executive at:           [FILL IN ADDRESS]

             To the Company at:         [FILL IN ADDRESS]

             Any notice delivered personally or by courier under this Section 17 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

         18. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

         19. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

         20. Governing Law: Attorney's Fees.

             (a) This Agreement will be governed by and construed in accordance with the laws of the State of Georgia, without regard to its conflicts of laws principles.

             (b) If Executive commences a cause of action to enforce any provision or resolve any dispute arising under this Agreement, the Company shall reimburse Executive for all reasonable costs incurred (including reasonable attorneys' fees) by the Executive to the extent, but only to the extent, Executive prevails in any such action.

         21. Dispute Resolution.

             (a)   (i)   In the event of disputes between the parties with
             respect to the terms and conditions of this Agreement, such disputes shall be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration Association (or any like organization successor thereto) in Atlanta, Georgia. Such arbitration proceeding shall be conducted pursuant to the commercial arbitration rules (formal or informal) of the American Arbitration Association in as expedited a manner as is then permitted by such rules (the "Arbitration"). Both the foregoing agreement of the parties to arbitrate any and all such claims, and the results, determination, finding, judgment and/or award rendered through such Arbitration, shall be final and binding on the parties hereto and may be specifically enforced by legal proceedings.

                   (ii) Such Arbitration may be initiated by written notice from either party to the other which shall be a compulsory and binding proceeding on each party. The Arbitration shall be conducted by an arbitrator selected in accordance with the procedures of the American Arbitration Association. Time is of the essence of this arbitration procedure, and the arbitrator shall be instructed and required to render his or her decision within thirty
             (30) days following completion of the Arbitration.

                   (iii) Any action to compel arbitration hereunder shall be
             brought in the State Court of Georgia.

         22. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

         23. No Set-off. The existence of any claim, demand, action or cause of action by the Executive against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder.

         24. Withholdings. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local tax laws.

         25. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         26. Release of Prior Employment Agreement. The Executive hereby releases the Company and any predecessor from all obligations under any predecessor employment agreement entered into by the Executive and a predecessor company, including any obligation to pay severance or other post-termination benefits, which shall be upon the execution hereof terminated and of no further force and effect; provided, however, that in no event shall this release affect the Executive's right under any grant or award under any stock option or stock award plans of the Company and any predecessor company.

         27. Indemnification. The indemnification of the Executive set forth in the Amended and Restated Agreement and Plan of Merger, dated July ___, 1998, by and between the Company, Servico, Inc., Impac Hotel Group, L.L.C. and others will not be terminated, rescinded or other adversely affected.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        ----------------------------------------
                                        BY:
                                           -------------------------------------
                                        NAME:
                                             -----------------------------------
                                        TITLE:
                                              ----------------------------------


                                        EXECUTIVE:


                                        ----------------------------------------
                                        DAVID A. BUDDEMEYER